As filed with the Securities and Exchange Commission on March 10, 2026

Registration Statement No. 333-283288

Registration Statement No. 333-286430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
Registration Statement No. 333-283288
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
Registration Statement No. 333-286430

UNDER

THE SECURITIES ACT OF 1933

BOLT PROJECTS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-1256660
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2261 Market Street, Suite 5447

San Francisco, California 94114

(415) 325-5912

(Address of Principal Executive Offices) (Zip Code)

Bolt Projects Holdings, Inc. 2024 Incentive Award Plan

Bolt Projects Holdings, Inc. 2024 Employee Stock Purchase Plan

Bolt Threads, Inc. 2019 Equity Incentive Plan

Bolt Threads, Inc. 2009 Equity Incentive Plan, as amended

(Full title of the plans)

Daniel Widmaier

Chief Executive Officer

2261 Market Street, Suite 5447

San Francisco, California 94114

(Name and address of agent for service)

(415) 325-5912

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) of Bolt Projects Holdings, Inc. (the “Company” or “Bolt”) relate to the Company’s following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (“SEC”) and are being filed to deregister all securities that were registered for issuance under the Registration Statements and that remain unsold thereafter:

1. Registration Statement on Form S-8 (File No. 333-283288) filed November 18, 2024.

2. Registration Statement on Form S-8 (File No. 333-286430) filed on April 7, 2025.

On December 31, 2025, Bolt received written notification from the Nasdaq Hearings Panel (the “Panel”) of the Nasdaq Stock Market LLC (“Nasdaq”) stating that, due to the Company’s having not met the terms of the Panel’s September 30, 2025 decision that the Company demonstrate compliance with the minimum equity standard requirement under Nasdaq Listing Rule 5550(b)(1) by December 31, 2025, the Company’s securities will be delisted from Nasdaq, and trading will be suspended at the open of trading on January 5, 2026. Following suspension of trading on Nasdaq, the Company common stock started trading on the OTC Pink Market under the trading symbol, “BSLK” and its public warrants under the trading symbol “BSLKW.”

The Company determined not to appeal the Panel’s decision and, on March 2, 2026, voluntarily filed a Form 25 with the SEC to delist the securities and warrants from Nasdaq.

Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the respective offering, the Registrant is filing these Post-Effective Amendments to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of these Post-Effective Amendments, any and all securities registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of these Post-Effective Amendments, no securities of the Company will remain registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California on March 10, 2026.

BOLT PROJECTS HOLDINGS, INC.

Date: March 10, 2026	By:	/s/ Daniel Widmaier
Daniel Widmaier
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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